SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM N-8A/A

                          NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the U.S. Securities and Exchange Commission that it is amending and adopting as its own the notification of registration of Franklin Tax-Exempt Money Fund, a California corporation, under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, as amended, and in connection with such notification of registration submits the following information:

Name:             FRANKLIN TAX-EXEMPT MONEY FUND

Address of Principal Business Office (No. & Street, City, State, Zip Code):
                  One Franklin Parkway, San Mateo, California  94403-1906

Telephone Number (including area code):
                  (650) 312-2000

               Name and Address of Agent for Service of Process:
                                  Craig S. Tyle
                  One Franklin Parkway, San Mateo, CA  94403-1906

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940, as amended, concurrently with the filing of Form N-8A:

      YES  [X]*  NO  [ ]

*IN CONNECTION WITH A REORGANIZATION CHANGING DOMICILE FROM CALIFORNIA TO DELAWARE, THE REGISTRANT, FRANKLIN TAX-EXEMPT MONEY FUND, A DELAWARE
STATUTORY TRUST, FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION AN AMENDMENT TO THE REGISTRATION STATEMENT OF FRANKLIN TAX-EXEMPT MONEY FUND, A CALIFORNIA CORPORATION, UNDER AND PURSUANT TO THE PROVISIONS OF SECTION 8(B)
OF THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED, ON NOVEMBER 27, 2007, AMENDING AND ADOPTING SUCH REGISTRATION STATEMENT AS THE REGISTRANT'S OWN PURSUANT TO RULE 414 UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE AMENDMENT IS EFFECTIVE ON DECEMBER 1, 2007.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of San Mateo, and the State of California on the 30th day of November 2007.


FRANKLIN TAX-EXEMPT MONEY FUND


By: /S/DAVID P. GOSS
    ----------------
      (signature)
      Name:  David P. Goss
      Title: Vice President


Attest: /S/STEVEN J. GRAY
        -----------------
         (signature)
         Name:  Steven J. Gray
         Title: Assistant Secretary